Exhibit 99.1

CHILI’S LIFTS A MARAGARITA IN HONOR OF KELLI VALADE

Wyman Roberts to step in as president of Chili’s, a role he’s previously held

DALLAS, Sept. 10, 2018 - Today, Chili’s® Grill & Bar announced Kelli Valade is leaving her leadership role with the brand. Valade will join TDn2K™, parent company of People Report™, Black Box Intelligence™ and White Box Social Intelligence™, as president and CEO. In the interim, Wyman Roberts will once again step in as president of Chili’s.

Prior to Valade, Roberts served as president of Chili’s for more than seven years. His extensive experience running both the Maggiano’s and Chili’s brands, coupled with the strong leadership team in place at Chili’s, ensures the brand will continue to deliver notable results.

“I’m not sure I can find the words to express how extremely proud I am of Kelli and all that she’s accomplished,” said Wyman Roberts, president and CEO of Brinker International, Inc. “I’ve seen firsthand the impact she’s made at Brinker and Chili’s and now she will help impact the entire industry.”

In her 22 years with Brinker, Valade’s leadership helped shift the culture, initiate the Women Take the Lead program and impact positive results for Chili’s.

“This was an incredibly tough decision to leave a brand that I absolutely love and taught me the power of making people feel special,” said Kelli Valade. “I’ve been honored to be a part of the amazing momentum the ChiliHeads have created and can’t wait to see what’s next for the team.”

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of June 27, 2018, Brinker owned, operated or franchised 1,686 restaurants under the names Chili's® Grill & Bar (1,634 restaurants) and Maggiano's Little Italy® (52 restaurants).

For further information: Brinker International, media.requests@brinker.com, 1-800-775-7290.